Exhibit 10.1

	2013 Salary and Target Bonus

Name and Title	2013 Salary	Percentage of 2013 Base Salary	Total Target Bonus
Charles J. Link, Jr., M.D.	$540,800	55%	$297,440
Chairman of the Board and Chief Executive and Scientific Officer
Nicholas N. Vahanian, M.D.	$420,000	45%	$189,000
President and Chief Medical Officer
Gordon H. Link, Jr.	$286,600	35%	$100,310
Chief Financial Officer
W. Jay Ramsey, M.D., Ph.D.	$283,800	30%	$85,140
Quality Assurance Officer